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                                                                      EXHIBIT 99


                 DAVEL COMMUNICATIONS GROUP, INC.
                 1429 Massaro Boulevard
                 Tampa, FL 33619
                 (Nasdaq: DAVL)




AT THE COMPANY   AT THE FINANCIAL RELATIONS BOARD

Michael Hayes    General Information: Analyst Information: Media Contact:
(217)243-4391    Alison Ziegler       Jordan Darrow        Alicia Nieva-Woodgate
                 (212)661-8030        (212)661-8030        (212)661-8030

FOR IMMEDIATE RELEASE

July 6, 1998


        DAVEL COMMUNICATIONS GROUP AND PEOPLES TELEPHONE ANNOUNCE SIGNING

                               OF MERGER AGREEMENT

     COMBINED COMPANY WILL OPERATE OVER 125,000 PAYPHONES ACROSS THE NATION

TAMPA, FLORIDA/MIAMI, FLORIDA -- July 6, 1998, Davel Communications Group, Inc. (Nasdaq: DAVL), and Peoples Telephone Company, Inc. (AMEX: PHO), today announced the signing of a definitive agreement to merge the two companies. The combination of the companies, when coupled with PhoneTel Technologies, Inc., with which Davel recently announced its intention to merge, will be the nation's largest independent payphone provider, with more than 125,000 installed payphones and pro forma 1997 revenues in excess of $320 million. The merger of the companies is expected to result in significant cost savings from lower line and transmission costs, lower field operating costs through more efficient concentration of payphone routes, and elimination of redundant general and administrative expenses.

Under the terms of the agreement, which has been approved by the Board of Directors of each company, holders of common stock of Peoples Telephone will receive 0.235 shares of Davel common stock for each outstanding share of Peoples Telephone common stock. The exchange ratio is fixed and not subject to adjustment. The companies expect the transaction to be tax-free to shareholders of both companies. Based on Davel's closing price of $24.9375 on July 2, 1998, the transaction is valued at $5.86 per share of Peoples Telephone common stock.

The transaction, which is intended to close in the fall of 1998, is subject to the approval of the shareholders of both companies, receipt of required regulatory approvals and other customary conditions. Consummation of the merger is conditioned on its eligibility for pooling-of-interests accounting treatment. The transaction is also subject to conversion of Peoples Telephone's convertible preferred stock into common stock and receipt by Davel of financing for, and successful consummation of, a cash tender offer for Peoples' 12 1/4% Senior Notes due 2002, pursuant to which a minimum of 85% of the aggregate outstanding principal amount of $100 million shall have been tendered. The refinancing of the combined companies' indebtedness will be achieved through a combination of high
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Davel Communications Group
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yield debt and a senior credit facility. No assurances can be given that all of the conditions to consummation of the proposed merger will be satisfied. The Peoples Telephone transaction is independent of and not contingent on consummation of Davel's previously announced merger agreement with PhoneTel.

Robert D. Hill, President and Chief Executive Officer of Davel commented, "The combination of our operations with Peoples Telephone, a recognized quality public access leader, presents an exciting opportunity for Davel and its shareholders. We believe that this transaction creates an opportunity to achieve meaningful cost savings. In addition to creating significant synergy value, this merger will provide our combined sales staff with the opportunity to market payphone services on a truly nationwide basis. For the first time, customers with a nationwide presence can look to a single payphone provider to fill their public communications needs throughout the country."

Peoples Telephone is expected to become a subsidiary of the previously announced holding company to be formed in connection with the PhoneTel combination which will be called Davel Communications, Inc. The new company will be headquartered in Tampa, Florida and will be operated by senior management of Davel Communications Group. Davel's Board of Directors will be joined for a period of one year by a representative of UBS Capital II LLC who currently serves on the Board of Directors of Peoples Telephone.

Commenting on the merger, E. Craig Sanders, President and Chief Executive Officer of Peoples Telephone said, "This merger, which unites Peoples Telephone with the Davel organization, is an ideal combination that maximizes value for our shareholders, and dramatically alters the public communications landscape. The transaction value of $5.86 per share represents an 88% premium over Peoples Telephone's closing price on July 2. Peoples believes that the new company, with Sam Zell's investment, possesses the resources and complementary skills to compete effectively in the new telecommunications environment. We anticipate that this merger will yield route density, cost efficiencies and broad service synergies -- making this an excellent transaction for both our customers and stakeholders. Peoples' Telephone is excited over the prospects presented by this combination, and we look forward to the days ahead."

Concluding his comments, Mr. Hill said, "We are fortunate to have the management, systems and financial resources available to manage the task of integrating these companies. By combining Peoples Telephone, PhoneTel and Communications Central Inc. with Davel, we will have created the first independent payphone provider to rival the size of the Regional Bell Operating Companies' payphone operations. We further believe that our nationwide footprint provides us with significant competitive advantages in the areas of marketing and customer service."

Davel Communications Group, Inc. operates a system of approximately 40,000 pay telephones in 36 states and the District of Columbia and provides long distance operator services for its payphones through its digitally-switched long distance network.

PhoneTel Technologies, Inc. operates a system of approximately 45,000 payphones in 42 states and the District of Columbia.
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Peoples Telephone Company, Inc. operates a system of approximately 43,000 installed payphones in 39 states and the District of Columbia and provides value-added services to thousands of additional payphones throughout the United States.

FORWARD-LOOKING STATEMENTS

Certain of the statements contained herein may be, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, forward-looking statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Davel Communications Group, Inc. or its successors to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Information on significant potential risks and uncertainties is set forth more fully in the Company's annual report on Form 10-K for the year ended December 31, 1997 and the Quarterly Report on Form 10-Q for the first quarter of 1998.